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Filed Pursuant to Rule 424(b)(3)
Registration No. 333-221784

Subject to Completion, dated November 28, 2017

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are part of an effective registration statement filed with the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS SUPPLEMENT
(To Prospectus dated November 28, 2017)

4,080,000 Shares

Teladoc, Inc.

Common Stock

We are offering 3,250,000 shares of our common stock, and the selling stockholders identified in this prospectus supplement are offering 830,000 shares of our common stock. We will not receive any proceeds from the sale of any shares by the selling stockholders.

Our common stock is listed on the New York Stock Exchange, or the NYSE, under the symbol "TDOC." On November 27, 2017, the last reported sale price of our common stock as reported on the NYSE was $36.75 per share.

We are an "emerging growth company" as defined by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, enacted in April 2012, and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus supplement and future filings.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE THE "RISK FACTORS" SECTION BEGINNING ON PAGE S-14 OF THIS PROSPECTUS SUPPLEMENT AND IN THE DOCUMENTS WE INCORPORATE BY REFERENCE INTO THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS.

	Per share	Total

Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$
Proceeds, before expenses, to the selling stockholders	$	$

(1)
We refer you to "Underwriting" beginning on page S-27 of this prospectus supplement for additional information regarding underwriting compensation.

We have granted the underwriters a 30-day option to purchase up to an additional 612,000 shares of common stock on the same terms and conditions set forth below.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares to purchasers on or about                           , 2017.

J.P. Morgan	Jefferies	Piper Jaffray
William Blair

The date of this prospectus supplement is                           , 2017.

Prospectus supplement

Prospectus

S-i

About this prospectus supplement

This document has two parts: a prospectus supplement and an accompanying prospectus dated November 28, 2017. This prospectus supplement and the accompanying prospectus are part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or the SEC, as a "well-known seasoned issuer" as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act, using a "shelf" registration process for the delayed offering and sale of securities pursuant to Rule 415 under the Securities Act. This prospectus supplement, which describes certain matters relating to us and the specific terms of this offering of shares of common stock, adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein. Generally, when we refer to this document, we are referring to both parts of this document combined. Both this prospectus supplement and the accompanying prospectus include important information about us, our common stock and other information you should know before investing in our common stock. The accompanying prospectus gives more general information, some of which may not apply to the shares of common stock offered by this prospectus supplement. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus, you should rely on the information contained in this prospectus supplement. If the information contained in this prospectus supplement differs or varies from the information contained in a document we have incorporated by reference, you should rely on the information in the more recent document.

The rules of the SEC allow us to incorporate by reference information into this prospectus supplement. This information incorporated, or deemed to be incorporated, by reference is considered to be a part of this prospectus supplement, and information that we file later with the SEC, to the extent incorporated, or deemed to be incorporated, by reference, will automatically update and supersede this information. See "Where you can find more information; Incorporation by reference." You should read both this prospectus supplement and the accompanying prospectus together with any information incorporated by reference herein before investing in our common stock.

We are responsible for the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and in any related free writing prospectus we prepare or authorize. Neither we, the selling stockholders nor the underwriters have authorized anyone to give you any other information, and we, the selling stockholders and the underwriters take no responsibility for any other information that others may give you. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus or any free writing prospectus prepared by us is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus supplement and the accompanying prospectus is delivered or shares of common stock are sold on a later date. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. Neither we, the selling stockholders nor the underwriters are making an offer of the common stock in any jurisdiction where the offer is not permitted. Persons who come into possession of this prospectus supplement and the accompanying prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding the purchase of the common stock. Neither we, the selling stockholders nor the underwriters are making any representation to you regarding the legality of an investment in the common stock by you under applicable investment or similar laws.

When we refer to "Teladoc," "we," "our," "us," "our company" and the "Company" in this prospectus supplement, we mean Teladoc, Inc. and its consolidated subsidiaries, unless otherwise specified.

Prospectus supplement summary

This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read carefully this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference, especially the risks of investing in our common stock discussed or referred to under "Risk factors."

Company overview

We are the largest telehealth provider in the world. Recognized by MIT Technology Review as one of the "50 Smartest Companies," we are forging a new healthcare experience with better convenience, outcomes and value. We provide virtual access to high quality care and expertise, with a portfolio of services and solutions covering 450 medical subspecialties from non-urgent, episodic needs like flu and upper respiratory infections, to chronic, complicated medical conditions like cancer and congestive heart failure. By marrying the latest in data and analytics with an award-winning user experience and a highly flexible technology platform, we have delivered millions of medical visits to patients around the globe. Over 22 million unique consumers, or our Members, now benefit from access to Teladoc 24 hours a day, seven days a week, 365 days a year. We completed approximately 1,000,000 telehealth visits in the first nine months of 2017 and approximately 952,000 telehealth visits for the full year of 2016. Paid membership increased by approximately 5.6 million Members from September 30, 2016 through September 30, 2017 including the impact from Best Doctors Holdings, Inc., or Best Doctors, which we acquired in July 2017.

The Teladoc solution is transforming the access, cost and quality dynamics of healthcare delivery for all of our market participants. Our Members rely on Teladoc to remotely access affordable, on-demand healthcare whenever and wherever they choose. Employers, health plans, provider organizations, insurance and financial services companies and consumers, or our Clients, purchase our solution to reduce their healthcare spending, or to provide a market differentiating service as a complement to their core set of consumer service offerings, while at the same time offering convenient, affordable, high-quality healthcare to their employees or beneficiaries. Our network of physicians and other healthcare professionals, or our Providers, as well as our medical experts have the ability to generate meaningful income and deliver their services more efficiently with no administrative burden. We believe the value proposition of our solution is evidenced by our overall Member satisfaction rate, which has exceeded 90% over the last eight years. We further believe any consumer, employer, health plan, provider organization, insurance company or financial services company interested in a better approach to healthcare is a potential Teladoc Member, Client or Provider.

We generate revenue from our Clients on a contractually recurring, per-Member-per-month, subscription access fee basis, which provides us with significant revenue visibility. In addition, under the majority of our Client contracts, we generate additional revenue on a per-telehealth general medical visit basis, through a visit fee. Certain of our Client contracts generate revenue for expert second opinions on a per case basis. Subscription access fees are paid by our Clients on behalf of their employees, dependents, policy holders, card holders, beneficiaries or themselves, while general medical and other specialty visit fees are paid by either Clients or Members.

We generated $68.7 million, including $21.8 million from Best Doctors, and $32.4 million in revenue for the quarters ended September 30, 2017 and 2016, respectively, representing 112% year-over-year growth. Excluding the impact from Best Doctors, our organic growth rate was 45%. We generated $156.1 million, including $21.8 million from Best Doctors, and $85.8 million in revenue for the nine months ended September 30, 2017 and 2016, respectively, representing 82% year-over-year growth. Excluding the impact from Best Doctors, our organic growth rate was 57%. We had net losses of $31.3 million and $29.8 million for the quarters ended September 30, 2017 and 2016, respectively, and $62.4 million and $60.0 million for the nine months ended September 30, 2017 and 2016, respectively. For the quarter ended September 30, 2017, 87% and 13% of our revenue was derived from subscription access fees and visit fees, respectively, and for the nine months ended September 30, 2017, 84% and 16% of our revenue was derived from subscription access fees and visit fees, respectively. For the quarter ended September 30, 2016, 86% and 14% of our revenue was derived from subscription access fees and visit fees, respectively, and for the nine months ended September 30, 2016, 82% and 18% of our revenue was derived from subscription access fees and visit fees, respectively.

Corporate history and information

Teladoc, Inc. is a Delaware corporation that was originally formed in Texas on June 13, 2002 and reincorporated in Delaware on October 16, 2008. Our principal executive offices are located at 2 Manhattanville Road, Suite 203, Purchase, New York 10577, and our telephone number is (203) 635-2002. Our website address is www.teladoc.com. The information on, or accessible through, our website is not part of this prospectus supplement, nor is such content incorporated by reference herein, and should not be relied upon in determining whether to make an investment in our common stock.

Acquisition history

We have scaled and intend to continue to scale our platform through the pursuit of selective acquisitions. We have completed multiple acquisitions since our inception, which we believe have expanded our distribution capabilities and broadened our service offerings.

On July 14, 2017, we completed our acquisition of Best Doctors for aggregate consideration of $445.5 million, comprising $379.4 million of cash and $66.2 million of our common stock (or 1,855,078 shares), net of cash acquired. Best Doctors is the world's leading expert medical consultation company and provides technology innovations and services to help employers, health plans and provider organizations to improve health outcomes for the most complex, critical and costly medical issues

On July 1, 2016, we completed our acquisition of HY Holdings, Inc. d/b/a HealthiestYou Corporation, or HealthiestYou, for aggregate consideration of $151.5 million, comprising $43.2 million of cash and $108.3 million of our common stock (or 6,955,796 shares), net of cash acquired. HealthiestYou is a telehealth consumer engagement technology platform for the small to mid-sized employer market. Solutions provided by HealthiestYou include 24/7 access to telephone and video conferencing with doctors as well as the convenience of procedure price comparisons, prescription medicine price comparisons, health plan information and benefits eligibility and location information for wellness service providers.

On June 17, 2015, we completed our acquisition of Stat Health Services Inc., or StatDoc, for aggregate consideration of $30.1 million, comprising $13.3 million of cash and $16.8 million of our common stock (or 1,051,033 shares), net of cash acquired. StatDoc is a telehealth provider, focused on managed care, health system and self-insured clients.

In January 2015, we completed the acquisition of Compile, Inc. d/b/a BetterHelp, or BetterHelp, a provider of direct-to-consumer, behavioral health services, for $3.3 million, net of cash acquired, and a $1.0 million promissory note and we have agreed to make annual payments to the sellers equal to a percentage of the total net revenue generated by the BetterHelp business for each of the four years following the acquisition. This acquisition helped us broaden our service into the direct-to-consumer and behavioral health sector.

In May 2014, we acquired AmeriDoc, LLC, or AmeriDoc, for $17.2 million, net of cash acquired. AmeriDoc specialized in providing telehealth solutions to small and medium-sized businesses through broker distribution channels. This acquisition added new distribution opportunities that we believe are an important element of our growth strategy.

Implications of being an emerging growth company

We qualify as an "emerging growth company" as defined in the JOBS Act. As a result, we are permitted to rely on exemptions from certain disclosure requirements that are applicable to other companies that are not emerging growth companies. Accordingly, we have filed and incorporated by reference compensation information for only our three most highly compensated executive officers and do not prepare a compensation discussion and analysis of our executive compensation programs in this prospectus supplement, the accompanying prospectus or any document incorporated by reference herein. In addition, for so long as we are an emerging growth company, we will not be required to:

•
engage an independent registered public accounting firm to report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002;

•
adopt new or revised financial accounting standards applicable to public companies until such standards are also applicable to private companies;

•
comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the independent registered public accounting firm's report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•
submit certain executive compensation matters to stockholder advisory votes, such as "say-on-pay," "say-on-frequency" and "say-on-golden parachutes"; or

•
disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer's compensation to median employee compensation.

As of January 1, 2018, we will be deemed to be a "large accelerated filer" under the rules of the SEC, and therefore will no longer be an emerging growth company. Subject to certain transition periods, we will not be able to rely on the exemptions from disclosure requirements and other accommodations provided by the JOBS Act.

The offering

Issuer	Teladoc, Inc.
Common stock offered by Teladoc, Inc.	3,250,000 shares
Common stock offered by the selling stockholders	830,000 shares
Common stock to be outstanding after this offering	60,299,355 shares
Option to purchase additional shares of common stock from us
We have granted the underwriters a 30-day option from the date of this prospectus supplement to purchase up to an additional 612,000 shares of our common stock at the public offering price, less underwriting discounts.
Use of proceeds
Our net proceeds from the sale of 3,250,000 shares of our common stock in this offering will be approximately $ million, based on a public offering price of $ per share, after deducting the underwriting discount and estimated offering expenses payable by us. We intend to use the net proceeds we receive from this offering to prepay borrowings outstanding under our senior secured term loan facility, or our Term Loan Facility. We intend to use the remaining net proceeds, if any, for working capital and general corporate purposes. See "Use of proceeds."
We will not receive any proceeds from the sale of any shares of our common stock by the selling stockholders.
Dividend policy
We do not currently pay and do not currently anticipate paying dividends on our common stock following this offering. Any declaration and payment of future dividends to holders of our common stock may be limited by restrictive covenants in our debt agreements, will be at the sole discretion of our board of directors and will depend on many factors, including our financial condition, earnings, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends and other considerations that our board of directors deems relevant.

Risk factors	See "Risk factors" on page S-14 of this prospectus supplement and other information included in or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the section entitled "Risk Factors" beginning on page 20 of our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 1, 2017, and the section entitled "Risk Factors" beginning on page 36 of our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017, filed with the SEC on November 1, 2017, for a discussion of factors you should carefully consider before deciding to invest in our common stock.
NYSE symbol	"TDOC"

Unless we specifically state otherwise, throughout this prospectus supplement the number of shares of our common stock to be outstanding after completion of this offering is based on 57,049,355 shares of common stock outstanding as of November 21, 2017, which includes 830,000 shares of common stock to be sold by the selling stockholders, and excludes:

•
8,124,050 shares of common stock reserved for issuance upon conversion of our 3.00% convertible senior notes due 2022;

•
1,304,788 shares of common stock issuable upon the exercise of options outstanding as of November 21, 2017 at a weighted average exercise price of $14.81 per share;

•
792,200 shares of common stock reserved for issuance under our 2015 Incentive Award Plan;

•
460,673 shares of common stock reserved for issuance under our 2015 Employee Stock Purchase Plan; and

•
512,588 shares of common stock reserved for issuance under our 2017 Inducement Award Plan.

Unless we specifically state otherwise, this prospectus supplement reflects and assumes no exercise by the underwriters of their option to purchase additional shares from us.

Summary historical and pro forma financial information

The following table sets forth our summary historical consolidated financial information for the periods and as of the dates indicated. The balance sheet data as of December 31, 2015 and 2016 and the statement of operations data for the years ended December 31, 2014, 2015 and 2016 have been derived from our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference in this prospectus supplement. The balance sheet data as of September 30, 2017 and the statement of operations data for the nine months ended September 30, 2016 and 2017 have been derived from our unaudited consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017, which is incorporated by reference in this prospectus supplement. The results of operations of AmeriDoc, BetterHelp, StatDoc and HealthiestYou since their respective acquisition dates have been included in our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016 and in our unaudited consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017, each of which is incorporated by reference in this prospectus supplement. Best Doctors is included in our balance sheet data as of September 30, 2017, and the results of operations of Best Doctors since its acquisition date have been included in our results of operations data for the nine month period ended September 30, 2017, each included in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017, which is incorporated by reference in this prospectus supplement. The unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of our management, include all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the information set forth herein. Interim financial results are not necessarily indicative of results that may be expected for the full fiscal year, and our historical results are not indicative of the results to be expected in the future.

The following table also sets forth our summary pro forma financial data for the periods and as of the dates indicated. The summary pro forma financial data for the year ended December 31, 2016 have been derived from our unaudited pro forma combined financial statements included in our Current Report on Form 8-K/A, filed with the SEC on August 3, 2017, which is incorporated by reference in this prospectus supplement. The pro forma financial data for the nine months ended September 30, 2017 have been derived from our unaudited pro forma combined financial statements included in our Current Report on Form 8-K, filed with the SEC on November 28, 2017, which is incorporated by reference in this prospectus supplement. The summary pro forma financial data are derived from the following items: (1) our audited consolidated financial statements for the year ended December 31, 2016; (2) our unaudited consolidated financial statements as of and for the nine months ended September 30, 2017; (3) the unaudited financial statements of HealthiestYou for the six months ended June 30, 2016; (4) the audited consolidated financial statements of Best Doctors for the year ended December 31, 2016; and (5) the unaudited consolidated financial statements of Best Doctors for the six months ended June 30, 2017.

The summary pro forma financial data for the nine months ended September 30, 2017 give effect to the acquisition of Best Doctors as if it had occurred on January 1, 2016. The summary pro forma financial data for the year ended December 31, 2016 give effect to the acquisitions of HealthiestYou and Best Doctors as if each had occurred on January 1, 2016. No pro forma adjustments are necessary to the summary pro forma financial data for the nine months ended September 30, 2017 to reflect the acquisition of HealthiestYou, as this acquisition is fully reflected in our historical financial statements as of and for the nine months ended September 30, 2017. The summary pro forma financial data do not include the realization of any future cost savings or integration changes that are expected to be achieved.

You should read the information contained in this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes thereto included in applicable reports filed pursuant to the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and incorporated by reference in this prospectus supplement, including our Annual Report on Form 10-K for the year ended December 31, 2016 and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017, HealthiestYou's historical financial statements, which are included in our Current Report on Form 8-K/A filed with the SEC on September 8, 2016, Best Doctors' historical financial statements for the year ended December 31, 2016, which are included in our Current Report on Form 8-K/A filed with the SEC on August 3, 2017, Best Doctors' historical financial statements for the six months ended June 30, 2017, which are included in our Current Report on Form 8-K filed with the SEC on November 28, 2017, and our unaudited pro forma combined financial statements and the related notes thereto for the year ended December 31, 2016, which are included in our Current Report on Form 8-K/A, filed with the SEC on August 3, 2017, and our unaudited pro forma combined financial statements for the nine months ended September 30, 2017 and the related notes thereto, which are included in our Current Report on Form 8-K filed with the SEC on November 28, 2017.

Consolidated statements of operations data:

				Pro forma
	Year ended December 31,			Year ended December 31, 2016
	2014	2015	2016

				(unaudited)
	(dollars in thousands, except share and per share data)
Revenue	$43,528	$77,384	$123,157	$228,794
Cost of revenue	9,929	21,041	31,971	69,583

Gross profit	33,599	56,343	91,186	159,211
Operating expenses:
Advertising and marketing	7,662	20,236	34,720	37,989
Sales	11,571	17,976	26,243	44,032
Technology and development	7,573	14,210	21,815	34,841
Legal	1,311	8,878	4,117	4,634
Regulatory	429	2,433	3,158	3,158
Acquisition and integration related costs	196	551	6,959	—
General and administrative	17,687	42,981	48,568	80,564
Depreciation and amortization	2,320	4,863	8,270	26,411

Loss from operations	(15,150)	(55,785)	(62,664)	(72,418)
Amortization of warrants and loss on extinguishment of debt	—	—	8,454	8,454
Interest expense, net	1,499	2,199	2,588	36,374

Net loss before taxes	(16,649)	(57,984)	(73,706)	(117,246)
Income tax provision	388	36	510	1,214

Net loss	$(17,037)	$(58,020)	$(74,216)	$(118,460)

Net loss per share, basic and diluted	$(10.25)	$(2.91)	$(1.75)	$(2.49)

Weighted-average shares used to compute basic and diluted net loss per share	1,962,845	19,917,348	42,330,908	47,663,884

			Pro forma
	Nine months ended September 30,
			Nine months ended September 30, 2017
	2016	2017

		(unaudited)	(unaudited)
	(dollars in thousands, except share and per share data)
Revenue	$85,757	$156,139	$209,105
Cost of revenue	21,946	38,907	56,099

Gross profit	63,811	117,232	153,006
Operating expenses:
Advertising and marketing	24,900	39,222	41,305
Sales	18,792	26,705	36,740
Technology and development	15,921	24,013	28,100
Legal	3,348	725	882
Regulatory	2,437	2,771	2,771
Acquisition and integration related costs	6,959	10,639	—
General and administrative	35,215	52,299	65,960
Depreciation and amortization	5,673	11,693	19,684

Loss from operations	(49,434)	(50,835)	(42,436)
Loss on extinguishment of debt	8,454	1,457	—
Interest expense, net	1,707	9,678	27,102

Net loss before taxes	(59,595)	(61,970)	(69,538)
Income tax provision	360	429	499

Net loss	$(59,955)	$(62,399)	(70,037)

Net loss per share, basic and diluted	$(1.46)	$(1.15)	(1.29)

Weighted-average shares used to compute basic and diluted net loss per share	41,071,474	54,435,343	54,435,343

Consolidated balance sheets data:

	As of December 31,		As of September 30, 2017
	2015	2016

	(unaudited) (dollars in thousands)
Cash, cash equivalents and investments	$137,348	$65,808	$172,877
Working capital	133,592	61,644	166,513
Total assets	229,737	303,670	880,924
Stockholders' equity	178,564	230,870	446,779

Other data:

	Year ended December 31,			Nine months ended September 30,
(unaudited)	2014	2015	2016	2016	2017

	(dollars in thousands, except visits and members data)
Visits	298,833	575,689	952,000	641,614	999,504
Members	8.1 million	12.2 million	17.5 million	17.1 million	22.6 million
EBITDA(1)	$(12,830)	$(50,922)	$(62,848)	$(52,215)	$(40,599)
Adjusted EBITDA(1)	$(12,101)	$(47,296)	$(39,712)	$(31,715)	$(14,875)

(1)
To supplement our financial information presented in accordance with generally accepted accounting principles in the United States, or U.S. GAAP, we use EBITDA and Adjusted EBITDA, which are non-U.S. GAAP financial measures, to clarify and enhance an understanding of past performance.

EBITDA consists of net loss before interest, taxes, depreciation and amortization.

Adjusted EBITDA consists of net loss before interest, taxes, depreciation, amortization, stock-based compensation, amortization of warrants and loss on extinguishment of debt and acquisition and integration related costs related to mergers and acquisitions.

We believe that the presentation of these financial measures enhances an investor's understanding of our financial performance, and that making such adjustments provides investors with both meaningful information to understand our results of operations and the ability to analyze financial and business trends on a period-to-period basis by excluding certain items that we believe are not representative of our core business. We use these financial measures for business planning purposes and in measuring our performance relative to that of our competitors. We utilize Adjusted EBITDA as the primary measure of our performance.

We believe both financial measures are commonly used by investors to evaluate our performance and that of our competitors. However, neither EBITDA nor Adjusted EBITDA should be considered as an alternative to net loss before taxes, net loss, loss per share or any other performance measures derived in accordance with U.S. GAAP as measures of performance.

EBITDA and Adjusted EBITDA have important limitations as analytical tools and you should not consider them in isolation or as substitutes for analysis of our results as reported under U.S. GAAP. Some of these limitations are that:

•
EBITDA and Adjusted EBITDA do not reflect the significant interest expense on our debt;

•
EBITDA and Adjusted EBITDA eliminate the impact of income taxes on our results of operations;

•
Adjusted EBITDA does not reflect the significant non-cash stock compensation expense which should be viewed as a component of recurring operating costs;

•
Adjusted EBITDA does not reflect the significant non-recurring charge associated with the amortization of warrants and loss on extinguishment of debt; and

•
Adjusted EBITDA does not reflect the significant acquisition and integration related costs related to mergers and acquisitions.

In addition, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and neither measures reflects any expenditures for such replacements. Other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do, limiting the usefulness of EBITDA and Adjusted EBITDA as comparative measures.

We compensate for these limitations by using EBITDA and Adjusted EBITDA along with other comparative tools, together with U.S. GAAP measurements, to assist in the evaluation of operating performance. Such U.S. GAAP measurements include gross profit, net loss, net loss per share and other performance measures.

In evaluating these financial measures, you should be aware that in the future we may incur expenses similar to those eliminated in this presentation. Our presentation of EBITDA and Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

  The following table reconciles net loss to EBITDA and Adjusted EBITDA for the periods presented:

	Year ended December 31,			Nine months ended September 30,
	2014	2015	2016	2016	2017

Net loss	$(17,037)	$(58,020)	$(74,216)	$(59,955)	$(62,399)
Add:
Interest expense, net	1,499	2,199	2,588	1,707	9,678
Income tax provision	388	36	510	360	429
Depreciation expense	335	1,133	2,176	1,542	2,466
Amortization expense	1,985	3,730	6,094	4,131	9,227

EBITDA	(12,830)	(50,992)	(62,848)	(52,215)	(40,599)

Stock-based compensation	533	3,075	7,723	5,087	13,628
Amortization of warrants and loss on extinguishment of debt	—	—	8,454	8,454	1,457
Acquisition and integration related costs	196	551	6,959	6,959	10,639

Adjusted EBITDA	$(12,101)	$(47,366)	$(39,712)	$(31,715)	(14,875)

Risk factors

An investment in our common stock involves a high degree of risk. Before you decide whether to buy our common stock, you should consider carefully the risks and uncertainties described in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein or therein, including risk factors described in our most recent Annual Report on Form 10-K, our most recent Quarterly Report on Form 10-Q and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K we file after the date of this prospectus supplement and before the termination of the offering of the common stock offered hereby. If any of the events contemplated should occur, our business, financial condition, results of operations and cash flows could suffer significantly. As a result, the market price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock.

Risks related to this offering and ownership of our common stock

After this offering, our executive officers, directors and principal stockholders, if they choose to act together, will continue to retain significant voting power.

Upon the closing of this offering, our executive officers, directors and stockholders who owned more than 5% of our outstanding common stock before this offering and their respective affiliates will, in the aggregate, hold shares representing approximately 51.2% of our outstanding common stock. As a result, if these stockholders were to choose to act together, they would be able to control or significantly influence all matters submitted to our stockholders for approval, as well as our management and affairs. For example, these persons, if they choose to act together, would control or significantly influence the election of directors and approval of any merger, consolidation or sale of all or substantially all of our assets. This concentration of ownership control may:

•
delay, defer or prevent a change in control;

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entrench our management and our board of directors; or

•
impede a merger, consolidation, takeover or other business combination involving us that other stockholders may desire.

A significant portion of our total outstanding shares are eligible to be sold into the market in the near future, which could cause the market price of our common stock to drop significantly, even if our business is doing well.

Sales of a substantial number of shares of our common stock in the public market, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock. After this offering, we will have outstanding 60,299,355 shares of common stock, based on the number of shares outstanding as of November 21, 2017. This includes the shares that we and the selling stockholders are selling in this offering, which may be resold in the public market immediately without restriction, unless purchased by our affiliates or existing stockholders. Approximately 8.0% of our outstanding common stock will be restricted as a result of securities laws or lock-up agreements but will become eligible to be sold at various times beginning 90 days after this offering. Moreover, holders of an aggregate of approximately 5,858,974 shares of our common stock have rights, subject to specified conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other stockholders. We also have registered all shares of common stock that we may issue under our equity compensation plans, and these shares can be freely sold in the public market upon issuance, subject to volume limitations applicable to affiliates and the lock-up agreements described in the "Underwriting" section of this prospectus supplement.

The price of our common stock may be volatile and fluctuate substantially, which could result in substantial losses for purchasers of our common stock in this offering.

Our stock price is likely to be volatile. The stock market has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, you may not be able to sell your common stock at or above the price you paid for such common stock. The market price for our common stock may be influenced by many factors, including, but not limited to:

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our quarterly or annual earnings or those of other companies in our industry;

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the public's reaction to our press releases, our other public announcements and our filings with the SEC;

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the success of competitive products or technologies;

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developments related to our existing or any future collaborations;

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regulatory or legal developments in the United States and other countries;

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developments or disputes concerning our intellectual property or other proprietary rights;

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the recruitment or departure of key personnel;

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actual or anticipated changes in, or failure to meet, estimates as to financial results, development timelines or recommendations by securities analysts, or the failure of research analysts to cover our common stock;

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variations in our operating or financial results or prospects or those of companies that are perceived to be similar to us;

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changes in the structure of healthcare payment systems;

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general economic, industry and market conditions;

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our ability to successfully integrate acquisitions, joint ventures and investments and execute dispositions;

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sales of common stock by us, our principal stockholders or members of our management team;

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termination or expiration of lock-up agreements with our management team and principal stockholders;

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the granting of restricted common stock, stock options and other equity awards;

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volume of trading in our common stock; and

•
the other factors described in this "Risk factors" section and in the section entitled "Risk Factors" in our most recent Annual Report on Form 10-K, our most recent Quarterly Report on Form 10-Q and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management and board of directors will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. You may not agree with our decisions, and our use of the proceeds may not yield any return on your investment. We intend to use the net proceeds we receive from this offering to prepay borrowings outstanding under our Term Loan Facility. We intend to use the remaining net proceeds, if any, for working capital and general corporate purposes. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, cause the price of our common stock to decline and/or delay the development of our new applications and services. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value. You will not have the opportunity to influence our decision on how to use our net proceeds from this offering.

Special note regarding forward-looking statements

Many statements made in this prospectus supplement, the accompanying prospectus and the documents that we incorporate by reference in each that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. Forward-looking statements include information concerning possible or assumed future results of operations, including descriptions of our business plan and strategies. These statements often include words such as "anticipates," "believes," "suggests," "targets," "projects," "plans," "expects," "future," "intends," "estimates," "predicts," "potential," "may," "will," "should," "could," "would," "likely," "foresee," "forecast," "continue" and other similar words or phrases, as well as statements in the future tense to identify these forward-looking statements. These forward-looking statements and projections are contained throughout this prospectus supplement, the accompanying prospectus and the documents that we incorporate by reference in each. We base these forward-looking statements or projections on our current expectations, plans and assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances and at such time. As you read and consider this prospectus supplement, the accompanying prospectus and the documents that we incorporate by reference in each, you should understand that these statements are not guarantees of performance or results. The forward-looking statements and projections are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or projections. Although we believe that these forward-looking statements and projections are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those expressed in the forward-looking statements and projections. Factors that may materially affect such forward-looking statements and projections include, but are not limited to the following:

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ongoing legal challenges to or new state actions against our business model;

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our dependence on our relationships with affiliated professional entities;

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evolving government regulations and our ability to stay abreast of new or modified laws and regulations that currently apply or become applicable to our business;

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our ability to operate in the heavily regulated healthcare industry;

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our history of net losses and accumulated deficit;

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the impact of recent healthcare reform legislation and other changes in the healthcare industry;

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risk of the loss of any of our significant Clients;

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risks associated with a decrease in the number of individuals offered benefits by our Clients or the number of products or services to which they subscribe;

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our ability to establish and maintain strategic relationships with third parties;

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risks specifically related to our ability to operate in competitive international markets and comply with complex non-U.S. legal requirements;

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our ability to recruit and retain a network of qualified Providers;

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our ability to successfully integrate acquisitions, joint ventures and investments and execute dispositions;

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risk that the insurance we maintain may not fully cover all potential exposures;

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rapid technological change in the telehealth market;

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any statements of belief and any statements of assumptions underlying any of the foregoing;

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other factors disclosed in this prospectus supplement, the accompanying prospectus and the documents that we incorporate by reference in each; and

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other factors beyond our control.

These cautionary statements should not be construed by you to be exhaustive and are made only as of the date of this prospectus supplement, the accompanying prospectus or the documents that we incorporate by reference in each. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should evaluate all forward-looking statements made in this prospectus supplement, the accompanying prospectus and the documents that we incorporate by reference in each in the context of these risks and uncertainties.

Use of proceeds

We estimate that our net proceeds from this offering will be approximately $               million (or $               million if the underwriters' option to purchase additional shares is exercised in full), based on the public offering price of $              per share, after deducting the underwriting discount and estimated offering expenses payable by us.

We intend to use the net proceeds received by us from this offering to prepay borrowings outstanding under our Term Loan Facility, which we incurred in connection with our acquisition of Best Doctors. As of September 30, 2017, the principal amount of borrowings outstanding under the Term Loan Facility was approximately $175 million. The interest rate is based on a fluctuating rate of interest measured by reference, at our option, to either (i) a London inter-bank offered rate adjusted for statutory reserve requirements (subject to a 1.00% floor) plus an applicable margin of 7.25% per annum or (ii) an alternate base rate (subject to a 2.00% floor) plus an applicable margin of 6.25% per annum. Prior to July 14, 2018, prepayments are subject to a 3.00% prepayment premium on the aggregate principal amount being prepaid. As of September 30, 2017, accrued and unpaid interest on our borrowings under our Term Loan Facility was approximately $0.7 million. The Term Loan Facility matures on July 24, 2022.

We intend to use the remainder of the net proceeds received by us from this offering, if any, for working capital and general corporate purposes. Our management will have broad discretion to use any net proceeds not applied to the prepayment of outstanding indebtedness under our Term Loan Facility. See "Risk factors—Risks related to this offering and ownership of our common stock—We have broad discretion in the use of the net proceeds from this offering and may not use them effectively."

We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders. For more information about the selling stockholders, see "Selling stockholders."

Capitalization

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2017:

•
on an actual basis; and

•
on an as adjusted basis to give effect to this offering as if it had occurred on September 30, 2017, assuming no exercise of the underwriters' option to purchase additional shares, with any net proceeds not used to repay our Term Loan Facility reflected as cash and cash equivalents.

This table should be read in conjunction with, and is qualified in its entirety by reference to, the section of this prospectus supplement entitled "Use of proceeds" and the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes thereto included in applicable reports filed pursuant to the Exchange Act and incorporated by reference in this prospectus supplement, including our Annual Report on Form 10-K for the year ended December 31, 2016, our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017 and any subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference in this prospectus supplement.

	As of September 30, 2017
	Actual	As adjusted

	(in thousands, except par value and share data)
Cash and cash equivalents and short-term marketable securities(1)	$172,877

Long-term debt:
Senior secured revolving credit facility	$—	$—
Term Loan Facility(1)	166,938	—
3.00% convertible senior notes due 2022	204,393	204,393
Stockholders' equity:
Common stock, $0.001 par value; 100,000,000 shares authorized, 56,908,305 shares issued and outstanding, actual; 100,000,000 shares authorized, 60,158,305 shares issued and outstanding, as adjusted	57	60
Additional paid in capital	710,010
Accumulated deficit	(267,194)	(267,194)
Accumulated other comprehensive income	3,906	3,906

Total stockholders' equity	446,779

Total capitalization	$818,110

(1)
Prior to July 14, 2018, prepayments are subject to a 3.00% prepayment premium on the aggregate principal amount being prepaid. As of September 30, 2017, accrued and unpaid interest on our borrowings under our Term Loan Facility was approximately $0.7 million.

Selling stockholders

The following table sets forth information with respect to the current beneficial ownership of the selling stockholders, the number of shares of common stock being offered by each selling stockholder hereby and information with respect to shares to be beneficially owned by each selling stockholder after completion of this offering.

The number of shares and percentages of beneficial ownership set forth below are based on 57,049,355 shares of our common stock issued and outstanding as of November 21, 2017 and 60,299,355 shares issued and outstanding upon consummation of this offering. Beneficial ownership is determined under the SEC rules and regulations and generally includes voting or investment power over securities. Except as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of equity securities shown as beneficially owned by the stockholder.

The information in the table below with respect to each selling stockholder has been obtained from such selling stockholder. When we refer to the "selling stockholders" in this prospectus supplement, we mean the selling stockholders listed in the table below, as well as their respective pledgees, donees, assignees, transferees and successors and others who may hold any of such selling stockholder's interest. The selling stockholders may be deemed to be underwriters within the meaning of the Securities Act.

	Shares beneficially owned prior to this offering			Shares beneficially owned after this offering
			Shares to be sold in this offering
Name of selling stockholder	Number	Percent		Number	Percent

Entities affiliated with Trident Capital(1)	3,692,226	6.5%	300,000	3,392,226	5.6%
Entities affiliated with Icon Ventures(2)	986,280	1.7%	400,000	586,280	1.0%
Jason Gorevic(3)	818,261	1.4%	100,000	718,261	1.2%
Mark Hirschhorn(4)	35,203	*	30,000	5,203	*

*
Represents less than 1% of the outstanding common stock.

(1)
Trident Capital Fund-VI, L.P., or Trident Fund VI, and Trident Capital Fund-VI Principals Fund, L.L.C., or Trident Principals VI, are the record holders of 3,554,371 and 137,855 shares of common stock, respectively. Trident Capital Management VI, L.L.C., or TCM VI, is the sole general partner of Trident Fund VI and the sole managing member of Trident Principals VI. Messrs. Donald R. Dixon, Arneek Multani and John Moragne are the managing members of TCM VI and exercise shared voting, investment and dispositive rights with respect to the shares of common stock held by each of Trident Fund VI and Trident Principals VI. Each of Messrs. Dixon, Multani and Moragne may be deemed a beneficial owner of the reported shares but disclaims beneficial ownership of the shares identified in this footnote except as to his respective proportionate pecuniary interest in such shares. The address for all entities and individuals affiliated with TCM VI is c/o Trident Capital, Inc., 400 S. El Camino Real, Suite 300, San Mateo, CA 94402.

(2)
Icon Ventures II, L.P., or Icon II, Icon Ventures IV, L.P., or Icon IV, and Icon Ventures V, L.P., or Icon V, are the record holders of 241,388, 246,453 and 492,891 shares of common stock, respectively. Messrs. Joseph Horowitz and Thomas Mawhinney are the managing members of Icon Management Associates II, LLC, or MA II, the general partner of Icon II, and Messrs. Joseph Horowitz, Thomas Mawhinney and Jeb Miller are the managing members of Icon Management Associates IV, LLC, or MA IV, and Icon Management Associates V, LLC, or MA V, the general partner of Icon IV and Icon V, respectively. The managing members of MA II, MA IV and MA V may be deemed to share voting and investment power with respect to the shares of common stock held by Icon II, Icon IV and Icon V, respectively. The address for each of these entities is 505 Hamilton Avenue, Suite 310, Palo Alto, CA 94301.

(3)
Jason Gorevic is our Chief Executive Officer. Number and percent of shares beneficially owned prior to and after this offering does not include 629,907 shares that could be acquired within 60 days from the date hereof through the exercise of stock options.

(4)
Mark Hirschhorn is our Chief Financial Officer and Chief Operating Officer. Number and percent of shares beneficially owned prior to and after this offering does not include 88,783 shares that could be acquired within 60 days from the date hereof through the exercise of stock options.

Material U.S. federal income tax consequences to Non-U.S. Holders

The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership and disposition of our common stock issued or sold pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service, or the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder of our common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our common stock.

This discussion is limited to Non-U.S. Holders that hold our common stock as a "capital asset" within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder's particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

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U.S. expatriates and former citizens or long-term residents of the United States;

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persons subject to the alternative minimum tax;

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persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

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banks, insurance companies and other financial institutions;

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brokers, dealers or traders in securities;

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"controlled foreign corporations," "passive foreign investment companies" and corporations that accumulate earnings to avoid U.S. federal income tax;

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partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

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tax-exempt organizations or governmental organizations;

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persons deemed to sell our common stock under the constructive sale provisions of the Code;

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persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation; and

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tax-qualified retirement plans.

If an entity treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

For purposes of this discussion, a "Non-U.S. Holder" is any beneficial owner of our common stock that is neither a "U.S. person" nor an entity treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

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an individual who is a citizen or resident of the United States;

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a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•
an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•
a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more "United States persons" (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions

We do not anticipate declaring or paying dividends to holders of our common stock in the foreseeable future. However, if we do make distributions of cash or property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder's adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under "—Sale or other taxable disposition."

Subject to the discussion below on effectively connected income, backup withholding and FATCA (as defined below), dividends paid to a Non-U.S. Holder of our common stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or other applicable documentation), certifying qualification for the lower treaty rate). If a Non-U.S. Holder holds the stock through a financial institution or other intermediary, the Non-U.S. Holder will be required to provide appropriate documentation to the intermediary, which then will be required to provide certification to the applicable withholding agent, either directly or through other intermediaries. A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment or fixed base in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States.

Any such effectively connected dividends generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or other taxable disposition

Subject to the discussion of backup withholding and FATCA below, a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

•
the gain is effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment or fixed base in the United States to which such gain is attributable);

•
the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•
our common stock constitutes a U.S. real property interest, or USRPI, by reason of our status as a U.S. real property holding corporation, or USRPHC, for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of our common stock will not be subject to U.S. federal income tax if our common stock is "regularly traded," as defined by applicable Treasury Regulations, on an established securities market and such Non-U.S. Holder owned, actually or constructively, 5% or less of our common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder's holding period.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information reporting and backup withholding

Payments of dividends on our common stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN or W-8BEN-E, as applicable, or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on our common stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional withholding tax on payments made to foreign accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or FATCA) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a "foreign financial institution" or a "non-financial foreign entity" (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any "substantial United States owners" (as defined in the Code) or furnishes identifying information regarding each substantial United States owner or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain "specified United States persons" or "United States-owned foreign entities" (each as defined in the Code), annually report certain information about such accounts and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and IRS guidance, withholding under FATCA generally will apply to payments of dividends on our common stock and, on or after January 1, 2019, to payments of gross proceeds from the sale or other disposition of such stock.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Underwriting

We and the selling stockholders are offering the shares of common stock described in this prospectus supplement through a number of underwriters. J.P. Morgan Securities LLC, Jefferies LLC and Piper Jaffray & Co. are acting as joint book-running managers of the offering and J.P. Morgan Securities LLC is acting as representative of the underwriters. We and the selling stockholders have entered into an underwriting agreement with the representative, on behalf of the underwriters. Subject to the terms and conditions of the underwriting agreement, we and the selling stockholders have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of common stock listed next to its name in the following table:

Name	Number of shares

J.P. Morgan Securities LLC
Jefferies LLC
Piper Jaffray & Co.
William Blair & Company, L.L.C.

Total	4,080,000

The underwriters are committed to purchase all the shares of common stock offered by us and the selling stockholders if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $              per share. After the initial offering of the shares to the public, the offering price and other selling terms may be changed by the underwriters. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to buy up to 612,000 additional shares of common stock from us. The underwriters have 30 days from the date of this prospectus supplement to exercise this option to purchase additional shares. If any shares are purchased with this option to purchase additional shares, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us and the selling stockholders per share of common stock. The underwriting fee is $              per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

	Without option exercise	With full option exercise

Paid by us
Per Share
Total

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $              . We have also agreed to pay the filing fees incident to, and the fees and disbursements of counsel for the underwriters in connection with, the required review by the Financial Industry Regulatory Authority in connection with this offering in an amount not to exceed $30,000, as set forth in the underwriting agreement. The underwriters have agreed to reimburse us for certain expenses in connection with this offering.

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any shares of common stock or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock or such other securities, in cash or otherwise), in each case without the prior written consent of J.P. Morgan Securities LLC, for a period of 90 days after the date of this prospectus supplement.

Our directors, certain of our executive officers and the selling stockholders have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities has agreed, subject to limited exceptions, for a period of 90 days after the date of this prospectus supplement, not to, without the prior written consent of J.P. Morgan Securities LLC, (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by such directors or executive officers in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock.

We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

Our common stock is listed on the NYSE under the symbol "TDOC."

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be "covered" shorts, which are short positions in an amount not greater than the underwriters' option to purchase additional shares referred to above, or may be "naked" shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representative of the underwriters purchases common stock in the open market in stabilizing transactions or to cover short sales, the representative can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

Certain of the underwriters and their affiliates have provided in the past to us, our affiliates and the selling stockholders, and may provide from time to time in the future, certain commercial banking, financial advisory, investment banking and other services for us, our affiliates and the selling stockholders in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. The underwriters of this offering, other than Jefferies LLC and Piper Jaffray & Co., were the underwriters of our initial public offering. Piper Jaffray & Co. advised us in connection with our acquisitions of HealthiestYou and Best Doctors. In addition, in connection with our acquisition of Best Doctors, Jefferies LLC acted as sole book-running manager for the offering of our 3.00% convertible senior notes due 2022 and an affiliate of Jefferies LLC acted as sole lead arranger and bookrunner for our Term Loan Facility. An affiliate of Jefferies LLC is administrative agent and collateral agent for our Term Loan Facility. An affiliate of Jefferies LLC is a lender under our senior secured revolving credit facility.

Notice to prospective investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, no offer of shares of common stock may be made to the public in that Relevant Member State other than:

A.
to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.
to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the underwriters; or

C.
in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares of common stock shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive and each person who initially acquires any shares of common stock or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters and the Company that it is a "qualified investor" within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive.

In the case of any shares of common stock being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares of common stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares of common stock to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representative has been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an "offer of shares of common stock to the public" in relation to any shares of common stock in any Relevant Member State means the communication in any form and by means of sufficient information on the terms of the offer and the shares of common stock to be offered so as to enable an investor to decide to purchase shares of common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

Notice to prospective investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are "qualified investors" (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order") and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons") or otherwise in circumstances which have not resulted and will not result in an offer to the public of the shares of common stock in the United Kingdom within the meaning of the Financial Services and Markets Act 2000.

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

Notice to prospective investors in Canada

The shares of common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to prospective investors in Switzerland

The shares of common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (the "SIX") or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares of common stock or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company or the shares of common stock has been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares of common stock will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of shares of common stock has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (the "CISA"). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares of common stock.

Notice to prospective investors in Hong Kong

The shares of common stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares of common stock has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to prospective investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares of common stock may not be circulated or distributed, nor may the shares of common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares of common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)
a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares of common stock pursuant to an offer made under Section 275 of the SFA except:

(a)
to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)
where no consideration is or will be given for the transfer;

(c)
where the transfer is by operation of law;

(d)
as specified in Section 276(7) of the SFA; or

(e)
as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore

Legal matters

The validity of the shares of common stock offered by this prospectus supplement will be passed upon for us by Latham & Watkins LLP, Washington, District of Columbia. Certain legal matters relating to this offering will be passed upon for the underwriters by Weil, Gotshal & Manges LLP, New York, New York.

Experts

The consolidated financial statements of Teladoc, Inc. appearing in Teladoc, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2016, including the schedule appearing therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such consolidated financial statements are, and audited consolidated financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such consolidated financial statements (to the extent covered by consents filed with the SEC) given on the authority of the firm as experts in accounting and auditing

The consolidated financial statements of Best Doctors Holdings, Inc. as of December 31, 2016 and 2015, and for each of the years in the year-year period ended December 31, 2016, appearing in Teladoc, Inc.'s Current Report on Form 8-K/A filed with the SEC on August 3, 2017, have been audited by KPMG LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such financial statements are incorporated herein in reliance upon the report of KPMG LLP and upon the authority of such firm as experts in accounting and auditing.

Where you can find more information; Incorporation by reference

Available information

We file reports, proxy statements and other information with the SEC. Information filed with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Room of the SEC at prescribed rates. Further information on the operation of the SEC's Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is www.sec.gov.

Our website address is www.teladoc.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus supplement.

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Copies of our amended and restated certificate of incorporation and our amended and restated bylaws, which set forth the terms of our common stock, are filed as exhibits to the registration statement. Statements in this prospectus supplement and the accompanying prospectus about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC's Public Reference Room in Washington, D.C. or through the SEC's website, as provided above.

Incorporation by reference

The SEC's rules allow us to "incorporate by reference" information into this prospectus supplement and the accompanying prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement and the accompanying prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in this prospectus supplement or the accompanying prospectus modifies or replaces that statement.

We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(e), 14 or 15(d) of the Exchange Act between the date of this prospectus supplement and the termination of the offering of the shares of common stock described in this prospectus supplement. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed "filed" with the SEC, including our Compensation Committee report and performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

This prospectus supplement and the accompanying prospectus incorporate by reference the documents set forth below that have previously been filed with the SEC:

•
Our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 1, 2017 (as amended by the Form 10-K/A filed with the SEC on July 28, 2017).

•
Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2017, June 30, 2017 and September 30, 2017, filed with the SEC on May 8, 2017, August 2, 2017 and November 1, 2017, respectively.

•
Our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 6, 2017.

•
Our Current Reports on Form 8-K, filed with the SEC on January 24, 2017, March 2, 2017, May 31, 2017, June 20, 2017, June 21, 2017, June 22, 2017, June 29, 2017, July 18, 2017 (as amended by the Form 8-K/A filed with the SEC on August 3, 2017), September 21, 2017, November 6, 2017 and November 28, 2017.

•
The description of our Common Stock contained in our Registration Statement on Form 8-A (File No. 001-37477), filed with the SEC on June 26, 2015, and any amendment or report filed with the SEC for the purpose of updating the description.

You may obtain any of the documents incorporated by reference in this prospectus supplement and the accompanying prospectus on the SEC's website at http://www.sec.gov or request a copy of any or all of the documents referred to above which have been incorporated by reference at no cost to the requester by writing or telephoning us at the following address:

Teladoc, Inc.
2 Manhattanville Road, Suite 203
Purchase, New York 10577
(203) 635-2002

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus supplement and the accompanying prospectus.

PROSPECTUS

Teladoc, Inc.

$175,000,000

Common Stock

1,200,000 Shares

Common Stock

Offered by the Selling Stockholders

        We may offer and sell up to $175,000,000 in the aggregate of shares of our common stock identified above, and the selling stockholders may offer and sell up to 1,200,000 shares in the aggregate of common stock identified above, in each case from time to time in one or more offerings. This prospectus provides you with a general description of our common stock. We will not receive any proceeds from the sale of our common stock by the selling stockholders.

        Each time we or any of the selling stockholders offer and sell shares of common stock, we or such selling stockholders will provide a supplement to this prospectus that contains specific information about the offering and, if applicable, the selling stockholders, as well as the amounts and prices of the common stock. The supplement may also add, update or change information contained in this prospectus with respect to that offering. You should carefully read this prospectus and the applicable prospectus supplement before you invest in our common stock.

        We may offer and sell the common stock described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. In addition, the selling stockholders may offer and sell shares of our common stock from time to time, together or separately. If any underwriters, dealers or agents are involved in the sale of our common stock, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections of this prospectus entitled "About this Prospectus" and "Plan of Distribution" for more information. No shares of our common stock may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such shares of common stock.

        INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE THE "RISK FACTORS" SECTION ON PAGE 6 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK.

        Our common stock is listed on the New York Stock Exchange under the symbol "TDOC." On November 27, 2017, the last reported sale price of our common stock on the New York Stock Exchange was $36.75 per share.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 28, 2017.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a "shelf" registration process as a "well-known seasoned issuer" as defined in Rule 405 under the Securities Act of 1933, as amended, which we refer to as the Securities Act in this prospectus. By using a shelf registration statement, we may sell shares of our common stock from time to time and in one or more offerings up to a total dollar amount of $175,000,000 and the selling stockholders to be named in a supplement to this prospectus may sell up to 1,200,000 shares of our common stock from time to time and in one or more offerings as described in this prospectus. Each time that we or the selling stockholders offer and sell shares of common stock, we or the selling stockholders will provide a prospectus supplement to this prospectus that contains specific information about the shares of common stock being offered and sold and the specific terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the prospectus supplement. Before purchasing any shares of our common stock, you should carefully read both this prospectus and the applicable prospectus supplement, together with the additional information described under the heading "Where You Can Find More Information; Incorporation by Reference."

        Neither we, nor the selling stockholders, have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We and the selling stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the selling stockholders will not make an offer to sell these shares of common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. Although we are not aware of any misstatements regarding the market and industry data presented in this prospectus and the documents incorporated herein by reference, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading "Risk Factors" contained in this prospectus, the applicable prospectus supplement and any related free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

        When we refer to "Teladoc," "we," "our," "us," "our company" and the "Company" in this prospectus, we mean Teladoc, Inc. and its consolidated subsidiaries, unless otherwise specified.

        We own or otherwise have rights to the trademarks and service marks, including those mentioned in this prospectus, used in conjunction with the marketing and sale of our products and services. This prospectus includes trademarks, such as Teladoc, HealthiestYou and Best Doctors, which are protected under applicable intellectual property laws and are our property and the property of our subsidiaries. This prospectus also contains trademarks, service marks, copyrights and trade names of other companies, which are the property of their respective owners. We do not intend our use or display of other companies' trademarks, copyrights or trade names to imply a relationship with, or endorsement or sponsorship of us by any other companies. Solely for convenience, our trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks and trade names.

 WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

        We file reports, proxy statements and other information with the SEC. Information filed with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Room of the SEC at prescribed rates. Further information on the operation of the SEC's Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is www.sec.gov.

        Our website address is www.teladoc.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

        This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC's Public Reference Room in Washington, D.C. or through the SEC's website, as provided above.

Incorporation by Reference

        The SEC's rules allow us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

        We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(e), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act in this prospectus, between the date of this prospectus and the termination of the offering of the shares of common stock described in this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed "filed" with the SEC, including our Compensation Committee report and performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

        This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

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  Our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 1, 2017 (as amended by the Form 10-K/A filed with the SEC on July 28, 2017).

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  Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017, filed with the SEC on May 8, 2017, August 2, 2017 and November 1, 2017, respectively.

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  Our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 6, 2017.

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  Our Current Reports on Form 8-K, filed with the SEC on January 24, 2017, March 2, 2017, May 31, 2017, June 20, 2017, June 21, 2017, June 22, 2017, June 29, 2017, July 18, 2017 (as amended by the Form 8-K/A filed with the SEC on August 3, 2017), September 21, 2017, November 6, 2017 and November 28, 2017.

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  The description of our Common Stock contained in our Registration Statement on Form 8-A (File No. 001 37477), filed with the SEC on June 26, 2015, and any amendment or report filed with the SEC for the purpose of updating the description.

        You may obtain any of the documents incorporated by reference in this prospectus supplement and the accompanying prospectus on the SEC's website at http://www.sec.gov or request a copy of any or all of the documents referred to above which have been incorporated by reference at no cost to the requester by writing or telephoning us at the following address:

Teladoc, Inc.
2 Manhattanville Road, Suite 203
Purchase, New York 10577
(203) 635-2002

        Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus and any accompanying prospectus supplement.

 THE COMPANY

        We are the largest and most trusted telehealth provider in the world. Recognized by MIT Technology Review as one of the "50 Smartest Companies," we are forging a new healthcare experience with better convenience, outcomes and value. We provide virtual access to high quality care and expertise, with a portfolio of services and solutions covering 450 medical subspecialties from non-urgent, episodic needs like flu and upper respiratory infections, to chronic, complicated medical conditions like cancer and congestive heart failure. By marrying the latest in data and analytics with an award-winning user experience and a highly flexible technology platform, we have delivered millions of medical visits to patients around the globe. Over 22 million unique Members now benefit from access to Teladoc 24 hours a day, seven days a week, 365 days a year.

        The Teladoc solution is transforming the access, cost and quality dynamics of healthcare delivery for all of our market participants. Our Members rely on Teladoc to remotely access affordable, on-demand healthcare whenever and wherever they choose. Employers, health plans, provider organizations, insurance and financial services companies and consumers, or our Clients, purchase our solution to reduce their healthcare spending, or to provide a market differentiating service as a complement to their core set of consumer service offerings, while at the same time offering convenient, affordable, high-quality healthcare to their employees or beneficiaries. Our network of physicians and other healthcare professionals, or our Providers, as well as our medical experts have the ability to generate meaningful income and deliver their services more efficiently with no administrative burden. We believe the value proposition of our solution is evidenced by our overall Member satisfaction rate, which has exceeded 90% over the last eight years. We further believe any consumer, employer, health plan or provider, insurance or financial service company interested in a better approach to healthcare is a potential Teladoc Member, Client or Provider.

        We generate revenue from our Clients on a contractually recurring, per-Member-per-month, subscription access fee basis, which provides us with significant revenue visibility. In addition, under the majority of our Client contracts, we generate additional revenue on a per-telehealth general medical visit basis, through a visit fee. Certain of our Client contracts generate revenue for expert second opinions on a per case basis. Subscription access fees are paid by our Clients on behalf of their employees, dependents, policy holders, card holders, beneficiaries or themselves, while general medical and other specialty visit fees are paid by either Clients or Members.

        Teladoc, Inc. is a Delaware corporation that was originally formed in Texas on June 13, 2002 and reincorporated in Delaware on October 16, 2008.

        Our principal executive offices are located at 2 Manhattanville Road, Suite 203, Purchase, New York 10577, and our telephone number is (203) 635-2002.

RISK FACTORS

        Investment in any common stock offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K, our most recent Quarterly Report on Form 10-Q and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement before acquiring any such shares of common stock. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered shares of common stock.

 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Many statements made in this prospectus, any applicable prospectus supplement and the documents that we incorporate by reference in each that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. Forward-looking statements include information concerning possible or assumed future results of operations, including descriptions of our business plan and strategies. These statements often include words such as "anticipates," "believes," "suggests," "targets," "projects," "plans," "expects," "future," "intends," "estimates," "predicts," "potential," "may," "will," "should," "could," "would," "likely," "foresee," "forecast," "continue" and other similar words or phrases, as well as statements in the future tense to identify these forward-looking statements. These forward-looking statements and projections are contained throughout this prospectus, any applicable prospectus supplement and the documents that we incorporate by reference in each. We base these forward-looking statements or projections on our current expectations, plans and assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances and at such time. As you read and consider this prospectus, any applicable prospectus supplement and the documents that we incorporate by reference in each, you should understand that these statements are not guarantees of performance or results. The forward-looking statements and projections are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or projections. Although we believe that these forward-looking statements and projections are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those expressed in the forward-looking statements and projections. Factors that may materially affect such forward-looking statements and projections include, but are not limited to the following:

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  ongoing legal challenges to or new state actions against our business model;

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  our dependence on our relationships with affiliated professional entities;

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  evolving government regulations and our ability to stay abreast of new or modified laws and regulations that currently apply or become applicable to our business;

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  our ability to operate in the heavily regulated healthcare industry;

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  our history of net losses and accumulated deficit;

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  the impact of recent healthcare reform legislation and other changes in the healthcare industry;

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  risk of the loss of any of our significant Clients;

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  risks associated with a decrease in the number of individuals offered benefits by our Clients or the number of products or services to which they subscribe;

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  our ability to establish and maintain strategic relationships with third parties;

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  risks specifically related to our ability to operate in competitive international markets and comply with complex non-U.S. legal requirements;

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  our ability to recruit and retain a network of qualified Providers;

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  our ability to successfully integrate acquisitions, joint ventures and investments and execute dispositions;

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  risk that the insurance we maintain may not fully cover all potential exposures;

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  rapid technological change in the telehealth market;

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  any statements of belief and any statements of assumptions underlying any of the foregoing;

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  other factors disclosed in this prospectus, any applicable prospectus supplement and the documents that we incorporate by reference in each; and

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  other factors beyond our control.

        These cautionary statements should not be construed by you to be exhaustive and are made only as of the date of this prospectus, any applicable prospectus supplement or the documents that we incorporate by reference in each. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should evaluate all forward-looking statements made in this prospectus, any applicable prospectus supplement and the documents that we incorporate by reference in each in the context of these risks and uncertainties.

 USE OF PROCEEDS

        We intend to use the net proceeds from the sale of the shares of our common stock as set forth in the applicable prospectus supplement. We will not receive any of the proceeds from the sale of common stock being offered by any of the selling stockholders.

DESCRIPTION OF CAPITAL STOCK

General

        The following description summarizes some of the terms of our common stock, amended and restated certificate of incorporation and amended and restated bylaws and of the General Corporation Law of the State of Delaware, or the DGCL. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description, you should refer to our amended and restated certificate of incorporation and amended and restated bylaws, copies of which have been publicly filed with the SEC, as well as the relevant provisions of the DGCL.

Common Stock

        Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. An election of directors by our stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election. Other matters shall be decided by the affirmative vote of our stockholders having a majority in voting power of the votes cast by the stockholders present or represented and voting on such matter. Our amended and restated certificate of incorporation and amended and restated bylaws also provide that our directors may be removed only by the affirmative vote of the holders of at least a majority in voting power of the outstanding shares of capital stock entitled to vote thereon. In addition, the affirmative vote of the holders of at least a majority in voting power of the outstanding shares of capital stock entitled to vote thereon is required to amend or repeal, or to adopt any provision inconsistent with, several of the provisions of our amended and restated certificate of incorporation. See below under "—Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws—Amendment of Charter Provisions." Holders of our common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of any series of preferred stock that we may designate and issue in the future.

        In the event of our liquidation or dissolution, the holders of our common stock are entitled to receive proportionately our net assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. Our outstanding shares of common stock are validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

        Under the terms of our amended and restated certificate of incorporation, our board of directors is authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

        The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock.

Registration Rights

        Pursuant to the Fifth Amended and Restated Investors' Rights Agreement, dated as of September 10, 2014, as amended by the First Amendment to the Fifth Amended and Restated Investors' Rights Agreement, dated as of February 9, 2015, between the Company and each of the investors party thereto (collectively, the "Investors' Rights Agreement"), holders of approximately 8,312,114 shares of our common stock or their transferees are entitled to the following rights with respect to the registration of such shares for public resale under the Securities Act. If exercised, these registration rights would enable holders to transfer these shares without restriction under the Securities Act when the applicable registration statement is declared effective.

Piggyback Registration Rights

        Under the Investors' Rights Agreement, if we at any time propose to register any of our stock or other securities under the Securities Act, subject to certain exceptions, the holders of registrable securities will be entitled to notice of the registration and to include their shares of registrable securities in the registration. If our proposed registered offering is an underwritten offering, the managing underwriter of such offering will have the right to limit the number of shares to be underwritten for reasons related to the marketing of the shares.

Form S-3 Registration Rights

        At any time when we are entitled under the Securities Act to register our shares on a registration statement on Form S-3, either (i) holders of at least 25% of our common stock issued to them upon conversion of the preferred stock or (ii) certain investment funds party to the Investors' Rights Agreement, so long as such individual fund requesting registration continues to hold at least 50% of our common stock issued to them upon conversion of the preferred stock, may request in writing that we file a resale registration statement on Form S-3 with respect to their registrable securities provided that the aggregate price to the public in the offering would be at least $1.0 million.

Expenses

        Ordinarily, other than underwriting discounts and commissions, we will be required to pay all expenses incurred by us related to any registration effected pursuant to the exercise of these registration rights. These expenses may include all registration and filing fees, printing expenses, fees and disbursements of our counsel, reasonable fees and disbursements of a counsel for the selling security holders and blue sky fees and expenses.

Termination of Registration Rights

        The registration rights will continue for five years following the date of our initial public offering, or for any particular stockholder holding registrable securities, the earlier to occur of (i) the time the stockholder can sell all of its registrable securities in compliance with Rule 144 under the Securities Act in a 90-day period free from volume limitations, public information requirements or maximum of sale restrictions and (ii) such stockholder holds less than 1% of our issued and outstanding common stock.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

        Some provisions of Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws could make the following transactions more difficult: an acquisition of us by means of a tender offer; an acquisition of us by means of a proxy contest or otherwise or the removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions which provide for payment of a premium over the market price for our shares.

        These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of the increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Undesignated Preferred Stock

        The ability of our board of directors, without action by the stockholders, to issue up to 1,000,000 shares of undesignated preferred stock with voting or other rights or preferences as designated by our board of directors could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Stockholder Meetings

        Our amended and restated bylaws provide that a special meeting of stockholders may be called only by our chairman of the board, chief executive officer or president (in the absence of a chief executive officer), or by a resolution adopted by a majority of our directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals

        Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals to be brought before a stockholder meeting and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of our board of directors.

Elimination of Stockholder Action by Written Consent

        Our amended and restated certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting.

Removal of Directors

        Our amended and restated certificate of incorporation provides that no member of our board of directors may be removed from office by our stockholders except upon the approval of the holders of at least a majority in voting power of the outstanding shares of stock entitled to vote in the election of directors.

Stockholders not Entitled to Cumulative Voting

        Our amended and restated certificate of incorporation does not permit stockholders to cumulate their votes in the election of directors. Accordingly, the holders of a majority of the outstanding shares of stock entitled to vote in any election of directors can elect all of the directors standing for election, if they choose.

Delaware Anti-Takeover Statute

        We are subject to Section 203 of the DGCL, which prohibits persons deemed to be "interested stockholders" from engaging in a "business combination" with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation's voting stock. Generally, a "business combination" includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by our board of directors.

Choice of Forum

        Our amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative form, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for: (1) any derivative action or proceeding brought on our behalf; (2) any action asserting a claim of breach of a fiduciary duty or other wrongdoing by any of our directors, officers, employees or agents to us or our stockholders; (3) any action asserting a claim against us arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or amended and restated bylaws; (4) any action to interpret, apply, enforce or determine the validity of our amended and restated certificate of incorporation or amended and restated bylaws; or (5) any action asserting a claim governed by the internal affairs doctrine. Our amended and restated certificate of incorporation also provides that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and to have consented to this choice of forum provision. It is possible that a court of law could rule that the choice of forum provision contained in our amended and restated certificate of incorporation is inapplicable or unenforceable if it is challenged in a proceeding or otherwise. This choice of forum provision has important consequences to our stockholders. See "Risk Factors—Risks Related to this Offering and Ownership of Our Common Stock—Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders' ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees" in our Annual Report on Form 10-K for the year ended December 31, 2016.

Amendment of Charter Provisions

        The amendment of any of the above provisions, except for the provision making it possible for our board of directors to issue preferred stock and the provision prohibiting cumulative voting, would require approval by holders of at least a majority in voting power of the outstanding shares of stock entitled to vote thereon.

        The provisions of Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the composition of our board and management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Limitations on Liability and Indemnification of Officers and Directors

        The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors' fiduciary duties, subject to certain exceptions. Our amended and restated certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions will be to eliminate the rights of us and our stockholders, through stockholders' derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation will not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

        Our amended and restated bylaws provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL. We are also expressly authorized to carry directors' and officers' liability insurance providing indemnification for our directors and officers for some liabilities. We believe that these indemnification and advancement provisions and insurance will be useful to attract and retain qualified directors and officers.

        The limitation of liability, indemnification and advancement provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

Listing

        Our common stock is listed on the NYSE under the symbol "TDOC."

SELLING STOCKHOLDERS

        Information about selling stockholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment or in filings we make with the SEC under the Exchange Act that are incorporated by reference.

 PLAN OF DISTRIBUTION

        We or any of the selling stockholders may sell common stock from time to time:

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  through underwriters or dealers;

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  through agents;

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  directly to one or more purchasers; or

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  through a combination of any of these methods of sale.

        We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in the applicable prospectus supplement.

 LEGAL MATTERS

        Latham & Watkins LLP will pass upon certain legal matters relating to the issuance and sale of the shares of common stock offered hereby on behalf of Teladoc, Inc. Additional legal matters may be passed upon for us, the selling stockholders or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

        The consolidated financial statements of Teladoc, Inc. appearing in Teladoc, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2016, including the schedule appearing therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such consolidated financial statements are, and audited consolidated financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such consolidated financial statements (to the extent covered by consents filed with the SEC) given on the authority of the firm as experts in accounting and auditing

        The consolidated financial statements of Best Doctors Holdings, Inc. as of December 31, 2016 and 2015, and for each of the years in the year-year period ended December 31, 2016, appearing in Teladoc, Inc.'s Current Report on Form 8-K/A filed with the SEC on August 3, 2017, have been audited by KPMG LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such financial statements are incorporated herein in reliance upon the report of KPMG LLP and upon the authority of such firm as experts in accounting and auditing.

4,080,000 Shares

Teladoc, Inc.

Common Stock

Prospectus Supplement

J.P. Morgan
Jefferies
Piper Jaffray
William Blair

                           , 2017